Optelecom-NKF, Inc., Announces Resignation of Chief Financial Officer

GERMANTOWN, Md., Aug. 17 /PRNewswire-FirstCall/ -- Optelecom-NKF, Inc. (Nasdaq: OPTC), manufacturer of market leading Siqura® advanced video surveillance solutions, today announced that Steve Tamburo, the Company's Executive Vice President, Chief Financial Officer and Corporate Secretary, will be leaving the Company to pursue another business opportunity.  Mr. Tamburo will work with the Company during his resignation period to transition his responsibilities to a successor. The Company has commenced a search for a new Chief Financial Officer.

"Steve has accomplished a great deal in the years he has been with our Company. He has served as a valuable business partner to me and is working with us to develop a transition plan for his role to support the Company going forward," said Dave P atterson, the Company's President and Chief Executive Officer. "I wish him all the best in his new role and thank him for all that he has done at Optelecom-NKF, Inc."

"I truly appreciate the opportunity to have served as CFO," Tamburo said. "The decision to accept another position was difficult but it's a unique situation where I will be able to return to the Financial Services industry. I am pleased with the progress at Optelecom-NKF as we restructured the business and reduced costs while showing improvement in revenue during the last quarter. I will continue to work with the Company through the transition and I wish the team here all the best in the future."

About Optelecom-NKF

Optelecom-NKF, Inc. (Nasdaq: OPTC), manufacturer of Siqura® advanced video surveillance solutions, provides a full range of network products based on an open technology platform that simplifies integration and installation. Our Siqura® solutions offer a perfect blend of ease of use and processing power, enabling end users to optimize the effectiveness of their surveillance systems while reducing the total cost of ownership. All products and solutions are developed and tested for professional and missioncritical applications, such as at highway departments, airports, seaports, casinos, public transport authorities, hospitals, city centers, shopping centers, military bases, and corporate and government campuses. Founded in 1972, Optelecom-NKF is committed to providing its customers with expert technical advice and support.

Investor inquiries should be directed to Mr. Rick Alpert at 301-948-7872.

Press inquiries should be directed to Kate Huber, khuber@optelecom-nkf.com tel. 301-444-2294 (for North and Latin America) or tel. +31 182 592 215 (for Europe, Middle East, Africa, and Asia).  For more information please visit our website: www.optelecom-nkf.com

CONTACT:  Investor inquiries, Mr. Rick Alpert, +1-301-948-7872, or Press inquiries, Kate Huber, +1-301-444-2294 (for North and Latin America), +31-182-592-215 (for Europe, Middle East, Africa, and Asia), khuber@optelecom-nkf.com, both of Optelecom-NKF, Inc.